Exhibit 10.1

PHELPS DODGE CORPORATION

2006 EXECUTIVE PERFORMANCE INCENTIVE PLAN

ARTICLE I

PURPOSE OF PLAN

     SECTION 1.1. The purpose of the Phelps Dodge Corporation 2006 Executive Performance Incentive Plan (the “Plan”) is to qualify certain restricted stock awards under the Phelps Dodge 2003 Stock Option and Restricted Stock Plan (the “2003 Plan”) and awards under the Corporation’s annual incentive compensation plan (collectively the “Awards”), as performance based compensation pursuant to section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

ARTICLE II

ADMINISTRATION OF THE PLAN

     SECTION 2.1. Subject to the authority and powers of the Board of Directors in relation to the Plan as hereinafter provided, the Plan shall be administered by a Committee designated by the Board of Directors. The Committee will consist of at least two directors, each of whom shall qualify as an “outside director” as defined by Code Section 162(m) and the New York Stock Exchange and a “non-employee director” as defined in Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934. The Committee shall have the power and full authority to interpret the Plan; from time to time to adopt, modify, and rescind such rules and regulations for carrying out the Plan as it may deem appropriate in its sole discretion; to select Participants to participate in the Plan; to grant Awards from the Plan Funding Amount; provided, however, that the Committee may not exercise any authority otherwise granted to it hereunder if such action would have the effect of increasing the amount of an Award to any Covered Officer. All determinations by the Committee shall be made by the affirmative vote of a majority of its members, but any determination reduced to writing and signed by a majority of the members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held. All decisions by the Committee pursuant to the provisions of the Plan and all orders or resolutions of the Board of Directors pursuant thereto shall be final, conclusive and binding on all persons, including the Participants, the Company and its subsidiaries and their respective equity holders.

ARTICLE III

ELIGIBILITY FOR AND PAYMENT OF AWARDS

     SECTION 3.1. Subject to the provisions of the Plan, in each Performance Period the Committee may select members of the Company’s Senior Management Team, including those who are deemed to be Covered Officers, to be Participants in the Plan for the applicable Performance Period. Those individuals eligible to participate in the Plan for any given Performance Period will be designated by the Committee no later than the time when 25% of the Performance Period has elapsed and in no event shall this designation take place later than 90 days after the Performance Period has commenced.

     SECTION 3.2. After completion of each Performance Period under the Plan, the Committee will certify in writing the amount of the Plan Funding Amount and the amount of the Awards payable to each Participant. As soon as administratively feasible after such certification, each Participant will receive payment in either a cash lump sum or an equivalent equity interest with an award of restricted stock under the 2003 Plan, as determined in the sole discretion of the Committee. In no event shall the awards or payments under this section be made later than 2 1/2 months after the end of the Performance Period for which the Awards are made.

     SECTION 3.3. Notwithstanding the provisions of Section 3.2, a Participant may elect to defer payment of all or any portion of an Award payable in cash (a “Cash Award”) as of (i) a date prior to the beginning of the Performance Period for which such Cash Award is to be made or (ii) such other date as may be prescribed by the Committee in compliance with Section 409A of the Code and the rules, regulations and interpretive guidance promulgated thereunder (collectively, “Section 409A”). Any such deferral election shall be made in accordance with procedures established by the Committee and shall be subject at all times to compliance with Section 409A.

     SECTION 3.4.

     (a) Awards to Participants will be calculated in accordance with this Section 3.4.

     (b) The Plan Funding Amount for each Performance Period will equal 2% of Net Cash Provided by Operating Activities for the applicable Performance Period. The Plan Funding Amount will also include any amount from the Plan Funding Amount for the immediately preceding Performance Period that was not awarded with respect to the immediately preceding Performance Period.

     (c) The Committee shall not make awards that exceed 100% of the amount included in the Plan Funding Amount.

     (d) No later than the date when 25% of the Performance Period has elapsed, and in no event later than 90 days after the Performance Period has commenced, the Committee will designate in writing that portion of the Plan Funding Amount that will be allocated to each Participant (subject to the limitations set forth in Section 3.4(c) above). No Participant shall be allocated more than 40% of the Plan Funding Amount for any Performance Period. The Committee shall have the full discretion to reduce or eliminate any portion of the Plan Funding Amount allocated to any Participant for any or no reason, but the Committee, once an allocation has been made, shall not have the authority to increase any such allocation for any Participant.

     (e) Any provision of the Plan to the contrary notwithstanding, no Covered Officer shall be entitled to any payment of an Award with respect to a Performance Period unless the members of the Committee shall have certified the following: (i) the Participant Share for each Covered Officer; and (ii) the Plan Funding Amount for such year.

     (f) Upon a termination of a Participant’s employment due to death, Disability or Retirement (as such terms are defined in the 2003 Plan), and subject to the Committee’s final award of any such amount, the Participant shall become entitled to payment of an Award in an amount equal to (i) the total value of such Award as of the termination of the Performance Period in which the date of termination occurs multiplied by (ii) a fraction, the numerator of which shall equal the number of days during such Performance Period that the Participant was an employee of the Company or any of its subsidiaries and the denominator of which shall equal 365. Any such payment shall be made in a cash lump sum on the date on which payment would otherwise have been made in accordance with Section 3.2 hereunder. Following such payment, the Participant shall have no further rights, and the Company shall have no further liabilities, in respect of such Award.

Upon a termination of a Participant’s employment for any reason other than death, Disability or Retirement that occurs prior to the date on which payment would otherwise have been made with respect to any given Performance Period, the Participant shall not be entitled to any payments under the Plan with respect to such Performance Period, unless the Committee determines otherwise in its sole discretion.

ARTICLE IV

GENERAL PROVISIONS

     SECTION 4.1. A Participant may designate in writing a beneficiary (including the trustee or trustees of a trust) who shall upon the death of such Participant be entitled to receive all amounts which would have been payable hereunder to such Participant. A Participant may rescind or change any such designation at any time. Except as provided in this Section 4.1, none of the amounts which may be payable under the Plan may be assigned or transferred otherwise than by will or by the laws of descent and distribution.

     SECTION 4.2. All payments made pursuant to the Plan shall be subject to withholding in respect of income and other taxes required by law to be withheld, in accordance with procedures to be established by the Committee.

     SECTION 4.3. The selection of an individual for participation in the Plan shall not give such Participant any right to be retained in the employ of the Company or any of its subsidiaries, and the right of the Company or any such subsidiary to dismiss or discharge any such Participant, or to terminate any arrangement pursuant to which any such Participant provides services to the Company, is specifically reserved. The benefits provided for Participants under the Plan shall be in addition to, and shall in no way preclude, other forms of compensation to or in respect of such Participants.

     SECTION 4.4. The Board of Directors and the Committee shall be entitled to rely on the advice of counsel and other experts, including the independent public accountants for the Company. No member of the Board of Directors or of the Committee or any officers of the Company or its subsidiaries shall be liable for any act or failure to act under the Plan, except in circumstances involving bad faith on the part of such member or officer.

     SECTION 4.5. Nothing contained in the Plan shall prevent the Company or any subsidiary or affiliate of the Company from adopting or continuing in effect other compensation arrangements, which arrangements may be either generally applicable or applicable only in specific cases.

     SECTION 4.6. The Plan shall be construed in accordance with and governed by the applicable laws of the United States of America and, as applicable, the State of New York.

     SECTION 4.7. This Plan shall become effective as of the date it is approved by a vote of the Company’s shareholders, and no payments shall be made pursuant to this Plan prior to such date.

     SECTION 4.8. Notwithstanding anything contained in this Plan to the contrary, any and all Awards, payments, distributions, deferral elections, transactions arid any other actions or arrangements made or entered into pursuant to this Plan shall remain subject at all times to compliance with Section 409A. If the Committee determines in its sole discretion that an Award, payment, distribution, deferral election, transaction or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a Participant to become subject to Section 409A, such Award, payment, distribution, deferral election, transaction or other action or arrangement shall not be undertaken and the related provisions of the Plan will be deemed modified or, if necessary, rescinded in order to comply with Section 409A.

ARTICLE V

AMENDMENT OR TERMINATION OF THE PLAN

     SECTION 5.1. The Board of Directors may at any time terminate, in whole or in part, or from time to time amend the Plan, provided that, except as otherwise provided in the Plan, no such amendment or termination shall adversely affect any Awards previously made to a Participant and deferred by such Participant pursuant to Section 3.3. The Board may at any time and from time to time delegate to the Committee any or all of its authority under this Section 5.1.

ARTICLE VI

DEFINITIONS

     SECTION 6.1. For the purposes of the Plan, the following terms shall have the meanings indicated:

     (a) Award: The grant of an award pursuant to Article III by the Committee to a Participant of restricted stock under the 2003 Plan or cash.

     (b) Board of Directors: The Board of Directors of the Company.

     (c) Committee: The Committee designated pursuant to Section 2.1. Until otherwise determined by the Board of Directors, the Compensation and Management Development Committee of the Board shall be the Committee under the Plan.

     (d) Covered Officer: At any date, (i) any individual who, with respect to the previous taxable year of the Company, was a “covered employee” of the Company within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the rules promulgated thereunder by the Internal Revenue Service of the Department of the Treasury, provided, however, the term “Covered Officer” shall not include any such individual who is designated by the Committee, in its discretion, at the time of any grant or at any subsequent time, as reasonably expected not to be such a “covered employee” with respect to the current taxable year of the Company and (ii) any individual who is designated by the Committee, in its discretion, at the time of any grant or at any subsequent time, as reasonably expected to be such a “covered employee” with respect to the current taxable year of the Company or with respect to the taxable year of the Company in which any Award will be paid to such individual.

     (e) Net Cash Provided by Operating Activities: With respect to any Performance Period, the net cash provided by operating activities of the Company for such period as reviewed by the Company’s independent auditors and released by the Company to the public as part of the Company’s Consolidated Statement of Cash Flows.

     (f) Participant: An individual who has been selected by the Committee to receive an Award.

     (g) Participant Share: The percentage of the Plan Funding Amount allocated to a Participant by the Committee.

     (h) Performance Period: The fiscal year of the Company, or such shorter or longer period as determined by the Committee in its discretion.

     (i) Plan Funding Amount: The amount described in Section 3.4(b).

     (j) Section 162(m): Section 162(m) of the Internal Revenue Code of 1986, as amended, and rules promulgated by the Internal Revenue Service thereunder.

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